UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 25, 2015

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan	49022-2692
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (269) 923-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities At (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 25, 2015, Whirlpool Corporation (the “Company”) entered into an Amended and Restated Short-Term Credit Agreement (the “Amended 364-Day Facility”) by and among the Company, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A. as Administrative Agent and BNP Paribas and Citibank, N.A. as Syndication Agents. J.P. Morgan Securities LLC, BNP Paribas Securities Corp., and Citigroup Global Markets Inc. acted as Joint Lead Arrangers and Joint Bookrunners for the Amended 364-Day Facility.

The Amended 364-Day Facility has a maturity date of September 23, 2016, aggregate borrowing capacity of $500 million and amends and restates in its entirety the Short-Term Credit Agreement entered into by the Company on September 26, 2014 (the “Original 364-Day Facility”) which was intended to support the Company’s 2014 acquisition of Indesit Company S.p.A.

Collectively, the $500 million Amended 364-Day Facility, a €250 million European facility added in July 2015 and the Company’s existing $2.0 billion long-term credit facility provide the Company with total committed credit facilities of approximately $2.8 billion (the “Facilities”), which is fundamentally unchanged from the $3.0 billion in committed credit facilities available as of December 31, 2014. The resulting Facilities are now more geographically diverse, better reflecting the Company’s growing global operations. In addition to the Facilities and as disclosed in the Company’s most recent annual report on Form 10-K, there are additional committed credit facilities in Brazil supporting the Company’s Latin American operations. The Company believes these facilities are sufficient to support its global operations.

The interest and fee rates payable with respect to the Amended 364-Day Facility based on the Company’s current debt rating are unchanged from the Original 364-Day Facility and are as follows: (1) the spread over LIBOR is 1.250%; (2) the spread over prime is 0.250%; and (3) the unused commitment fee is 0.125%, as of the date hereof. The Amended 364-Day Facility contains customary covenants and warranties including, among other things, a rolling twelve month maximum leverage ratio limited to 3.25 to 1.0 for each fiscal quarter and a rolling twelve month interest coverage ratio required to be greater than or equal to 3.0 to 1.0 for each fiscal quarter. In addition, the covenants limit the Company’s ability to (or to permit any subsidiaries to), subject to various exceptions and limitations: (i) merge with other companies; (ii) create liens on its property; (iii) incur debt or off-balance sheet obligations at the subsidiary level; (iv) enter into transactions with affiliates, except on an arms-length basis; (v) enter into agreements restricting the payment of subsidiary dividends or restricting the making of loans or repayment of debt by subsidiaries to the Company or other subsidiaries; and (vi) enter into agreements restricting the creation of liens on its assets.

Many of the lenders have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for Whirlpool Corporation and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The description of the Amended 364-Day Facility in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Amended 364-Day Facility, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information regarding the Company’s entry into the Amended 364-Day Facility provided under Item 1.01 above is hereby incorporated by reference.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Current Report relating to the Company’s beliefs regarding the sufficiency of its existing credit facilities constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements reflect management’s current expectations regarding future events and speak only as of the date of this Current Report. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance and will not necessarily be accurate indications of whether or not, or the times at or by which, events will occur. Actual performance may differ materially from that expressed or implied in such statements. These statements rely on assumptions which may or may not be realized. Reference should be made to the factors discussed under “Risk Factors” set forth in Whirlpool’s periodic reports filed with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2015	WHIRLPOOL CORPORATION

	By:	/s/ Bridget K. Quinn
	Name:	Bridget K. Quinn
	Title:	Corporate Secretary and Group Counsel